                            SHARE PURCHASE AGREEMENT

                                     between

                          VARI-LITE INTERNATIONAL, INC.

                                       and

                                FIRST EVENTS B.V.

                            SHARE PURCHASE AGREEMENT


THE UNDERSIGNED:

1. VARI-LITE INTERNATIONAL, INC., a corporation organized under the laws of the State of Delaware USA (hereinafter referred to as: "VLI");

and

2. FIRST EVENTS B.V., a corporation organized under the laws of the Netherlands (hereinafter referred to as: "FIRST EVENTS");


WHEREAS:

A.     VLI is the legal and beneficial owner of:
       1. 100% of the issued share capital of Vari-Lite International Europe B.V., a company incorporated under the laws of the Netherlands, hereinafter referred to as: "VLI EUROPE";
       and
       2. 0.04% of the issued share capital of Vari-Lite Production Services SAS, a company incorporated under the laws of France, hereinafter referred to as: "VLPS FRANCE";

B.     VLI Europe is the legal and beneficial owner of:
       1. 100% of the issued share capital of Vari-Lite Production Services N.V., a company incorporated under the laws of Belgium, hereinafter referred to as: "VLPS BELGIUM";
       2.     99.96% of the issued share capital of VLPS France;
       and
       3. 100% of the issued share capital of Vari-Lite Production Services AB, a company incorporated under the laws of Sweden, hereinafter referred to as: "VLPS SWEDEN";

C. VLI has agreed to sell and First Events has agreed to purchase VLI's Belgium, French and Swedish businesses by acquiring the Shares;

HAVE AGREED AS FOLLOWS:


ARTICLE 1 - DEFINITIONS

1.1    In this Agreement and the Schedules to it:

       "AGREEMENT" means this Share Purchase Agreement between First Events and VLI;

       "BUSINESS INFORMATION" means all information, know how and records relating to each business of the Companies and which are owned or used by the Companies, including all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all correspondence, orders and inquiries relating to each business of the Companies which is owned or used by the Companies and to the extent owned by the Companies, software code;

       "CLOSING DATE" means the date of this Agreement;

       "CLOSING" means the completion of the sale and purchase of the Shares under this Agreement;

       "COMPANIES" means VLI Europe, VLPS Belgium, VLPS France and VLPS Sweden, basic information in respect of which is set out in SCHEDULE 1;

       "EFFECTIVE DATE" means September 30, 2000;

       "EMPLOYEES" means those individuals employed in the business of each of the Companies on the date of this Agreement and whose names are listed in
       SCHEDULE 2;

       "ESCROW AGREEMENT" means the Escrow Agreement between VLI, First Events and the Nationale Trust Maatschappij of October 12, 2000;

       "FINANCIAL STATEMENTS" means the stand alone financial statements of each of the Companies for the financial year ending on 30 September 1999 and the interim management accounts for the period ending 30 June 2000 for the Companies;

       "FIRST EVENTS GROUP" means First Events, its subsidiaries and any holding company of First Events and all other subsidiaries of any such holding company from time to time, including the Companies after the Closing;

       "GUARANTEE" means each guarantee provided by VLI in favor of a third party as security for the prompt performance by the Companies of their obligations towards such third party;

       "INDEPENDENT ACCOUNTANTS" means an independent firm of internationally reputable accountants (not being VLI's accountant or First Events' accountant) appointed by First Events and VLI jointly or, in default of agreement as to such appointment within five business days of one of them notifying the other of its wish to appoint an independent firm, by the President for the time being of NEDERLANDS INSTITUUT VOOR REGISTER-ACCOUNTANTS on the application of either of them;

       "PURCHASE PRICE" means the purchase price for the Shares, calculated in accordance with article 3;

       "SCANDINAVIA" means Sweden, Norway and Finland;

       "SHARES" means the VLI Europe Shares and the VLPS France Shares;

       "TAX" or "TAXES" means all taxes, social security contributions and levies, under whatever name in the widest sense of the word, including corporate income tax, wage tax, national insurance contributions, employee insurance premiums and contributions to retirement funds, value added tax, import and excise duties, capital duty, transfer tax, other taxes on legal transactions, dividend tax, insurance tax, and all interest on levies and collection and increases and costs related thereto, due or payable to any public body or similar body;

       "TERRITORIES" means Scandinavia, the Netherlands, Belgium, Luxembourg and France;

       "TO THE BEST OF VLI'S KNOWLEDGE" and other similar phrases means the knowledge of VLI after due inquiry by VLI with the local managers of the Companies (i.e. Mr. Jan van Malder, Mr. Jan Lambrecht and Mr. Ulf Brynte) on the date of this Agreement and Closing;

       "VLI EUROPE SHARES" means 460common shares with a nominal value of EURO 500,-each or 100% of the issued shares in the capital of VLI Europe;

       "VLI GROUP" means VLI and its subsidiaries as at the Closing Date (except any of the Companies);

       "VLPS FRANCE SHARES" means 1 common share or 0.04% of the issued shares in the capital of Vari-Lite Production Services SAS;

       "WORKING CAPITAL STATEMENT" means the statement of Working Capital Value to be prepared under article 4 and in a manner consistent with past practices;

       "WORKING CAPITAL VALUE" means the value of working capital of the companies as at the Effective Date, as determined in the Working Capital Statement.

1.2    In this Agreement, unless otherwise specified:

       a. references to articles, sub-Articles, paragraphs, sub-paragraphs, Schedules and Annexes are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules and Annexes to this Agreement;

       b. references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership, whether or not having separate legal personality;

       c. references to writing shall include any notes of reproducing words in a legible and non-transitory form;

       d. headings to articles and Schedules are for convenience only and do not affect the interpretation of this Agreement;

       e. the Schedules and Annexes and any attachments form part of this Agreement and shall have the same force and effect as expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules;

       f. "including" shall mean an indication by way of example of a foregoing general statement and not a limitation on the general statement.


ARTICLE 2 - SALE AND PURCHASE OF SHARES

2.1 VLI hereby sells, and First Events hereby purchases, the Shares together with all rights attaching to them from the Effective Date.

ARTICLE 3 - PURCHASE PRICE

3.1 The total consideration payable for the Shares under this Agreement shall be Euro 3,450,058 (in words: three million fourhundredfiftythousand fifty-eight Euro) (the "PURCHASE PRICE"). The Purchase Price shall be paid on the Closing Date by First Events to VLI in accordance with sub-Article 5.3. Mrs. C.J. Bosch shall hold the Purchase Price (minus the amount of the Escrowed Funds as defined in the Escrow Agreement) for First Events until the transfer of VLI Europe Shares to First Events and for VLI following such transfer. Mrs. C.J. Bosch shall as soon as practically possible following the transfer of the VLI Europe Shares forward the Purchase Price (minus the amount of the Escrowed Funds as defined in the Escrow Agreement) into account number 00571-297-630-0 with ABN AMRO Bank N.V. in the name of SunTrust Bank - Atlanta with advice "MT-100 for further credit to Vari-Lite International, Inc. Please notify Gail J. Smith at NET 340-7925".

3.2 The Purchase Price shall be subject to adjustment under sub-articles 3.3 and 3.4.

3.3    1.     To the extent that the Working Capital Value as shown in the
              Working Capital Statement deviates from Euro 1,600,000 (in words:
              one million six hundred thousand Euro), the Purchase Price shall be adjusted upwards or downwards as the case may be.

       2. If the Working Capital Value is less than Euro 1,600,000, VLI shall, forthwith on receipt on a written demand by First Events, pay by wire transfer to an account designated by First Events an amount equal to the shortfall and such payment shall be treated as a reduction in the consideration payable for the Shares.

       3. If the Working Capital Value exceeds Euro 1,600,000, First Events shall, forthwith on receipt of a written demand by VLI, pay by wire transfer to an account designated by VLI, an amount equal to such excess and such payment shall be treated as additional consideration payable for the Shares.

       4. To the extent that an amount would be payable to First Events or VLI under sub-articles 3.3.2 or 3.3.3 respectively but for a dispute in respect of matters as referred to in sub-article 4.3, the relevant party shall pay to the other party an amount equal to the aggregate amount which would be payable and is not in dispute, such undisputed amount to be paid in accordance with sub-clauses 3.3.2 or 3.3.3 (as the case may be) and any further amount shall be paid once the matter in dispute has been resolved.

3.4 The Purchase Price reflects the deduction of all bank debt and lease debt outstanding of the Companies on the Effective Date, as specified on
       Schedule 3.


ARTICLE 4 - WORKING CAPITAL STATEMENT

4.1 As soon as possible after Closing and in any event within 15 business days after the Closing Date, VLI's accountants shall prepare in draft and deliver to First Events a draft Working Capital Statement stating the Working Capital Value.

4.2 First Events shall procure that its accountant shall review the draft Working Capital Statement and within 15 business days of receipt of the draft Working Capital Statement pursuant to sub-article 4.1, First Events shall confirm to VLI whether or not it agrees with the Working Capital Statement, giving written details of any matters in dispute, failing which the Working Capital Statement shall be deemed to have been accepted.

4.3 If First Events submits a notice pursuant to sub-article 4.2 disputing the draft Working Capital Statement, VLI and/or its accountant and First Events and/or its accountant shall meet with a view to reach an agreement on the disputed items within 10 business days of the notice. If agreement is reached on the disputed items, the revised draft Working Capital Statement shall be the Working Capital Statement.

4.4 If First Events is unable to agree with part or all of the draft Working Capital Statement in the 10 business days period referred to in sub-article 4.3, any matter that remains in dispute shall be referred within 10 business days thereafter to the Independent Accountants (acting as experts and not as arbitrators).The Independent Accountants shall be instructed to make and communicate their decision to VLI and First Events within 10 business days of appointment and it shall be final and binding to the parties to this Agreement in the manner as described in Article 7:
       900 et seq. Netherlands Civil Code.

4.5 Following settlement of any such matter in dispute, the Working Capital Statement shall be finalized in accordance with that settlement and shall constitute the Working

       Capital Statement for the purposes of this Agreement and shall be final and binding on the parties to this Agreement.

4.6 VLI and First Events shall be responsible for the fees of their own accountants. The fees of the Independent Accountants shall be shared equally by First Events and VLI.

4.7 Any conversion of currency into Euro made in the preparation of the Working Capital Statement shall be made in accordance with the ABN AMRO daily fixing rate as published by Reuters at 1.30 p.m. on September 29, 2000.


ARTICLE 5 - CLOSING/EFFECTIVE DATE

5.1 The Closing shall commence with the execution of this Agreement and shall take place on the Closing Date at the offices of Van Schoonhoven In 't Veld at Peter van Anrooystraat 7, Amsterdam, the Netherlands, or such other place as the parties may agree.

5.2 The Shares shall from the Effective Date be for the benefit and account of First Events.

5.3 At the Closing VLI (and members of the VLI Group) and First Events (and members of the First Events Group) shall respectively do those things listed as their respective obligations in the Closing Arrangements set forth in SCHEDULE 4.


ARTICLE 6 - INDEMNIFICATION BY VLI

6.1    VLI unconditionally and irrevocably:

       a. agrees to indemnify and keep indemnified First Events against all losses and damages sustained by it flowing from the pre-Closing restructuring arranged for by VLI in order to have: (i) the shares in Vari-Lite Production Services Europe N.V. ("EUROHUB") transferred from VLI Europe to VLI, (ii) the shares in VLPS Belgium transferred from Eurohub to VLI Europe and (iii) the shares in Vari-Lite Production Services, SL (Spain) transferred from VLI Europe to the new owners of that company; and

       b. except to the extent otherwise provided herein agrees to indemnify and keep indemnified First Events and the Companies, and hereby assumes liability for the payment of all Taxes with regard to the activities and assets of the Companies for all periods ending prior to and including the Effective Date, provided that such taxes are not included in the Working Capital Statement.


ARTICLE 7 - SOCIAL SECURITY CONTRIBUTIONS AND WAGE TAXES

7.1 VLI agrees to indemnify and keep indemnified First Events and the Companies for all claims for social security contributions and wage taxes, including penalties and interest (and including reasonable costs incurred by the Companies in defending any such claim), due by the Companies, with regard to all periods ending prior to and including the Effective Date, such as the claim filed by the Belgium authorities ("RSZ") as referred to in the fax from Mr. Deville and Mr. Lindemans of Liedekerke dated July 26, 2000, copy of which is attached to this Agreement as SCHEDULE 5.

7.2 The indemnification set forth in the previous paragraph of this Article does not include liabilities for social security contributions and wage taxes that have been fully provided for in the Working Capital Statement.

7.3 If a claim for social security contributions and wage taxes is received by the First Events or the Companies for which First Events or the Companies seek to be indemnified by VLI under this article, article 10 (other than sub-Articles 10.2, 10.3 and 10.4) shall apply with respect to VLI's rights to be involved in the defense and/or settlement of such claim with VLI being the Party in Breach.

7.4 The indemnification referred to in sub-Article 7.1 shall not be limited by and be given independent from the indemnification obtained by VLPS Belgium from D&D Techniques Holding N.V. and D&D Entertainment Group N.V. (hereinafter jointly referred to as "D&D") and contained in the Stock Purchase Agreement between D&D Techniques Holding N.V., D&D Entertainment Group N.V. and Vari-Lite International, Inc. (acting on behalf of VLPS Belgium) of March 6, 1998.

7.5 In the event that VLI pursuant to Article 7.1 has indemnified First Events and/or VLPS Belgium for damages that may be recoverable from D&D under the indemnification that VLPS Belgium received from D&D pursuant to the Stock Purchase Agreement referred to in the previous paragraph, First Events shall cause VLPS Belgium to seek indemnification from D&D, such action to be taken at the written request of VLI, in accordance with the reasonable instructions of VLI (including acting at the times instructed by VLI) and at the expense of VLI.

       VLPS Belgium, by co-signing this Agreement, hereby agrees to seek indemnification from D&D at the request of, at the reasonable instructions of and at the expense of VLI (including acting at the times instructed by VLI) and furthermore agrees that it shall never take any such action against D&D without prior written consent from VLI. In the event that First Events and/or VLPS Belgium breaches this Article 7.5 and/or 7.6, VLI's obligation to indemnify First Events and the Companies as set forth in Article 7.1 will cease to exist.

7.6 If and to the extent that First Events and/or VLPS Belgium have received payments from D&D for damages with respect to which VLI has indemnified First Events and/or VLPS Belgium, any such amounts received by First Events and/or VLPS Belgium shall be forthwith repaid to VLI.


ARTICLE 8 - VLI'S WARRANTIES

8.1 VLI represents and warrants to First Events that as of the date of this Agreement, except as disclosed to First Events in the Annexes to SCHEDULE 6, each and every statement set out in Schedule 7 (collectively the "VLI WARRANTIES") is true, accurate and complete in all material respects.

8.2 VLI acknowledges that the VLI Warranties are material to First Events and their accuracy is in all material respects essential for First Events' decision to enter into this Agreement on the terms herein contained and that First Events did not rely on any other warranty or statement.

8.3 Notwithstanding anything to the contrary contained in this Agreement, except for paragraph E.2 of the Warranties with regard to service and maintenance, First Events acknowledges that all equipment and stock owned by the Companies are being sold "as is where is" (in Dutch: "IN DE STAAT WAARIN, EN DAAR WAAR, ZIJ ZICH BEVINDEN").

ARTICLE 9 - FIRST EVENTS' WARRANTIES

9.1 First Events represents and warrants to VLI that as of the date of this Agreement, each and every statement set out in SCHEDULE 7 (collectively the "First Events Warranties") is true, accurate and complete in all material respects.

9.2 First Events acknowledges that the First Events Warranties are material to and their accuracy in all material respects is essential for VLI's decision to enter into this Agreement on the terms herein contained and that VLI did not rely on any other warranty or statement.


ARTICLE 10 - BREACH OF WARRANTIES

10.1 In the event of a breach of any of the VLI Warranties or First Events Warranties (hereinafter: a "BREACH") the party in breach (the "PARTY IN BREACH") shall subject to the provisions of this Article, with due respect to the other provisions of this Agreement, indemnify and hold harmless the other party (the "INDEMNIFIABLE PARTY") for any and all damage, as set forth in Article 6:96 of the Dutch Civil Code, as a result of any such Breach, however only if and in so far as the Indemnifiable Party has done all things reasonable from Closing to prevent and minimize damage.

10.2 The Party in Breach shall only be liable if and to the extent that the damage in the aggregate for all claims, including those pursuant to
       Article 7 of the Asset Purchase Agreement between Vari-Lite, Inc. and First Events of even date herewith (hereinafter: "the Asset Purchase Agreement") exceeds an amount of Euro 100,000 (in words: one hundred thousand Euro). If the damage exceeds an amount of Euro 100,000 (in words: one hundred thousand Euro), the Party in Breach shall be liable for the full amount of the damages and not only for the excess amount.

10.3 The liability of the Party in Breach (including in the case of VLI the liability of Vari-Lite, Inc. resulting from Breaches as defined in the Asset Purchase Agreement) resulting from Breaches, other than those in respect of the VLI Warranties contained in paragraphs A, B, C and E(1) of
       Schedule 6 and the First Events Warranties contained in Schedule 7, shall not exceed EURO 4,500,000 (in words: four million five hundred thousand
       Euro).

10.4 The liability of the Party in Breach shall only apply to Breaches about which the Party in Breach received written notice from the Indemnifiable Party within 18 months after the Effective Date, except with respect to:

       a. the VLI Warranties contained in Schedule 6, paragraph F (concerning Taxes), in respect of which VLI's liability shall apply only to Breaches about which VLI received written notice from First Events within the period ending six months after the applicable statute of limitations period provided for in the relevant tax laws;

       b. the VLI Warranties contained in Schedule 6, paragraphs A, B and C (concerning title and authority) in respect of which VLI's liability shall be unlimited;

       c.     the First Events Warranties contained in Schedule 7.

10.5 If the Indemnifiable Party becomes aware of any matter which will result in the Party in Breach being liable pursuant to this Article 10, the Indemnifiable Party shall inform the Party in Breach thereof within 20 business days or such earlier time as may be necessary or appropriate to ensure that the Party in Breach has full opportunity to remedy such Breach without prejudice, stating the nature of the matter and the damage expected or sustained. Failure to notify the Party in Breach within such time shall relieve the Party in Breach of any liability under this
       Article 10, except for damage with respect to which the Indemnifiable Party can demonstrate that such damage would also have been incurred if the Indemnifiable Party would have notified the Party in Breach within such time.

10.6 If a Breach is the result of - or is connected with - a liability vis-a-vis or in dispute with a third party, the Indemnifiable Party shall ensure that:

       a. the Indemnifiable Party at the request and on the instructions of Party in Breach shall do everything (or, as the case may be, refrain therefrom), to conduct a defense against, or to negotiate about the claim concerned and to minimize the damage which may arise from such claim;

       b. in connection with the defense referred to under (a) to the extent allowed by applicable laws the Indemnifiable Party shall only engage advisors after consultation of the Party in Breach, or give to the Party in Breach power of attorney to act in and out of court as the agent of the Indemnifiable Party;

       c. the Party in Breach shall have the right to compromise or defend, at its own expense and by its own counsel, any such dispute. The opportunity to compromise or defend, as herein provided, shall be a condition precedent to any liability of the Party in Breach under the provisions of this Article. If the Party in Breach shall undertake to compromise or defend any such asserted liability, it shall promptly notify the Indemnifiable Party in writing of its intentions to do so. The Indemnifiable Party shall cooperate with the Party in Breach or its counsel in the defense against any such asserted liability and in any compromise thereof. Such cooperation shall include furnishing the Party in Breach with any books, records or information reasonably requested by it. After the Party in Breach has notified the Indemnifiable Party of its intention to undertake to compromise or defend any such asserted liability, the Party in Breach shall not be liable for any additional legal expenses incurred by the Indemnifiable Party. If the Party in Breach shall desire to settle any such asserted liability and the Indemnifiable Party shall refuse to consent to such compromise, then the Party in Breach's liability shall be limited to the amounts so offered in compromise; provided, however, that such proposed settlement involves only the payment of money. No compromise or settlement of such claims may be effected by the Party in Breach without the Indemnifiable Party's consent, which consent shall not be unreasonably withheld or delayed, unless (1) there is no finding or admission of any violation of applicable law or legal requirement or any violation of the rights of any person or entity and no effect on any other claims may be made against members of the Indemnifiable Party and (2) the sole relief provided is monetary damages that are paid in full by the Party in Breach. The Party in Breach shall have no liability with respect to any compromise or settlement of such claims effected without the Party in Breach's consent.


ARTICLE 11 - EFFECT OF INSURANCE, TAX AND PROVISIONS ON LOSSES AND DAMAGES

11.1 For the purpose of determining the damages incurred by the Indemnifiable Party for which the Party in Breach shall be liable pursuant to this Agreement, such damages shall be reduced by (and, if already paid for by the Party in Breach, repaid by the Indemnifiable Party to the Party in Breach):

       a. the amount of all insurance proceeds recovered by the Indemnifiable Party with respect to such damages; plus

       b. all amounts other than insurance proceeds received by the Indemnifiable Party from third parties, whether pursuant to counter claims or otherwise with respect to such damages; plus

       c. tax refunds or reductions, which are a result of the fact or complex of facts on which the claim for compensation of damages is based, available to the Indemnifiable Party with respect to such damages; plus

       d. any provision or liability included in the Financial Statements or the Working Capital Statement with respect to such damages.

       The Indemnifiable Party shall at all times use its best efforts to mitigate damages resulting from a Breach.


ARTICLE 12 - CERTIFICATE OF DEPOSIT

12.1 VLI shall pledge, for a period of 12 months from the Effective Date, a certificate of deposit for US$ 230,000 (in words: two hundred and thirty thousand US dollars) in favor of First Events as security for the performance by VLI of its obligations pursuant to Article 10 of this Agreement and/or article 7 of the Asset Purchase Agreement. The pledge agreement shall provide that in the event that First Events has notified VLI of a Breach in accordance with article 10.5 of this Agreement the period of the pledge of the certificate of deposit shall be extended until (i) parties have reached an amicable settlement with respect to the Breach or (ii) a final and binding decision by a court of competent jurisdiction in the Netherlands - which decision is not subject to appeal (in Dutch: "IN KRACHT VAN GEWIJSDE") - in a suit by First Events against VLI for (a) claim(s) asserted pursuant to article 10.


ARTICLE 13 - RESTRICTIONS ON VLI'S BUSINESS ACTIVITIES

13.1 VLI undertakes that it will not, and will procure that none of the companies directly or indirectly controlled by it or under its management control will do any of the following without the consent of First Events, such consent not to be unreasonably withheld or delayed:

       a. within 5 years after the Closing open a wholly owned entertainment lighting rental office or own a greater than 5% equity interest or provide management oversight of such a business in the Territories; or

       b. within 2 years after Closing, solicit or entice away from the employment of any of the Companies any person employed by any of the Companies on the Closing.

13.2 Each undertaking contained in this article shall be construed as a separate undertaking and if one undertaking is held to be against the public interest or unlawful or in any way unreasonable restraint of trade, the remaining undertaking shall continue to bind VLI.


ARTICLE 14 - REMEDIES AND WAIVERS

14.1 With due regard to article 10 of this Agreement, no delay or omission on the part of any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it, shall:

       a.     affect that right, power or remedy; or

       b.     operate as a waiver of it.

14.2 The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

14.3 The rights, power and remedies provided in this Agreement are the exclusive rights, powers and remedies provided to the parties.


ARTICLE 15 - ASSIGNMENT

15.1 Neither of the parties may assign or agree to assign any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be withheld or delayed unreasonably.

15.2 Notwithstanding sub-Article 15.1, First Events may assign its rights and obligations (including the right to receive Shares) under this Agreement, without the prior written consent of VLI, to any member of the First Events Group designated by First Events to accept such rights and obligations; provided, however, that First Events shall guarantee the performance by the assignee.


ARTICLE 16 - ENTIRE AGREEMENT

16.1 This Agreement, other documents executed at Closing, if any, and the documents required to effect the transfer of the Shares, constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares under this Agreement.


ARTICLE 17 - NOTICES

17.1 Any notice or other communication under this Agreement shall only be effective if it is in writing.

17.2 No notice or other communication given or made under this Agreement may be withdrawn or revoked.

17.3 Any notice or communication given or made under this Agreement shall be addressed as provided in sub-Article 17.5, and, if so addressed, shall, in the absence of earlier receipt, be deemed to have been duly given or made as follows:

       a. if sent by personal delivery, on delivery at the address of the relevant party;

       b. if sent by express courier, three business days after the date of posting; and

       c. if sent by facsimile, with a copy sent by personal delivery or post, when dispatched.

17.4 Any notice or other communication given or made, or deemed to have been given or made, outside working hours will be deemed not to have been given or made until the start of the next period of working hours.

17.5   Relevant notice details are:

       -------------------------------------------------------------------------
       VLI:                                 Vari-Lite International, Inc.
       -------------------------------------------------------------------------
                                            Attention: H.R. Brutsche III
       -------------------------------------------------------------------------
                                            201 Regal Row,
                                            Dallas, Texas 75247
                                            USA
       -------------------------------------------------------------------------
                                            tel.: 001 214 819 31 44
       -------------------------------------------------------------------------
                                            fax: 001 214 819 32 47
       -------------------------------------------------------------------------

       WITH A COPY TO:
       -------------------------------------------------------------------------
       Nauta Dutilh                         Attention: Mr. G.W. Kernkamp
       -------------------------------------------------------------------------
                                            P.O. Box 7113
                                            1007 JC Amsterdam
       -------------------------------------------------------------------------
                                            tel.: 00 31 541 46 46
       -------------------------------------------------------------------------
                                            fax: 00 31 661 28 27
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
       Gardere & Wynne, L.L.P.              Attention: Mr. A. Perkins
       -------------------------------------------------------------------------
                                            1601 Elm Street
                                            Suite 3000
                                            Dallas, Texas, 75201
                                            USA
       -------------------------------------------------------------------------
                                            tel.: 001 214 999 4683
       -------------------------------------------------------------------------
                                            fax.: 001 214 999 3683
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
       FIRST EVENTS:                        First Events B.V.
       -------------------------------------------------------------------------
                                            Attention: Messrs. L. de Bruijn and
                                            W.J. van der Wind
       -------------------------------------------------------------------------
                                            Haaksbergweg 47
       -------------------------------------------------------------------------
                                            Tel.: (+31) (0)20 311 67 43
       -------------------------------------------------------------------------
                                            fax:  (+31) (0)20 311 67 49
       -------------------------------------------------------------------------

       WITH A COPY TO:
       -------------------------------------------------------------------------
       Van Schoonhoven In 't Veld           Attention: Mr. M.R. van Schooten
       -------------------------------------------------------------------------
                                            P.O. Box  75999
       -------------------------------------------------------------------------

       -------------------------------------------------------------------------
                                            NL-1070 AZ  Amsterdam
       -------------------------------------------------------------------------
                                            tel.: (+31) (0)20 - 679 69 69
       -------------------------------------------------------------------------
                                            fax: (+31) (0)20 - 676 43 39
       -------------------------------------------------------------------------


17.6 A party may notify the other party of a change to its notice details. The notifications shall only be effective on:

       a.     any effective date specified in the notification; or

       b. if no date is specified or the date specified is less than five business days after the date when the notification is received, the date following five business days after the notification has been received.


ARTICLE 18 - ANNOUNCEMENTS

18.1 Subject to sub-Article 18.2, no announcement concerning the sale of the Shares shall be made by either party without the prior written consent of the other party, which consent shall not be withheld or delayed unreasonably.

18.2 Either party may make an announcement concerning the sale of the Shares if required by:

       a.     the law of any relevant jurisdiction; or

       b. any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including Nasdaq.


ARTICLE 19 - CONFIDENTIALITY

19.1 Subject to sub-Article 19.2, each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement.

19.2 Any party may disclose information which would otherwise be confidential if and to the extent:

       a.     required by law of any jurisdiction;

       b. required by any securities exchange or regulatory or governmental body to which either party is subject or submits, wherever situated, including Nasdaq, whether or not the requirement for information has the force of law;

       c. it is disclosed to the professional advisors, auditors or bankers of that party (subject to duties of confidentiality);

       d. the information has come into the public domain through no fault of that party; or

       e. the other party have given its prior written consent to the disclosure, such consent not be withheld or delayed unreasonably.


ARTICLE 20 - COSTS AND EXPENSES

20.1 Save as otherwise stated in any other provision of this Agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares, and to the preparation, execution and carrying into effect to this Agreement and all other documents referred to in it.

20.2 Notwithstanding sub-Article 20.1, any taxes, fees, stamp duties and charges and registration fees payable in connection with this Agreement and the implementation thereof shall be borne by First Events.


ARTICLE 21 - COUNTERPARTS

21.1 This Agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts together constitute but one and the same instrument.

ARTICLE 22 - INVALIDITY

22.1 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

       a. the legality, validity or enforceability in that jurisdiction of any other provisions

       b.     of this Agreement; or

       c. the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.


ARTICLE 23 - LANGUAGE

23.1 Each notice, demand, request, statement, instrument, certificate or other communication given, delivered or made by one party or another under or in connection with this Agreement shall be in English.


ARTICLE 24 - MISCELLANEOUS

24.1 Parties waive their rights, if any, to annul, resent or dissolve, including: "ONTBINDING" and "VERNIETIGING" of this Agreement.

24.2 Effective as of the Effective Date, all distributorship agreements, lease agreements and any other agreements by and between VLI or any of its Affiliates (as hereinafter defined) and any of the Companies, including without limitation those listed on SCHEDULE 8, shall terminate and have no further force or effect.

24.3 Subject to and in consideration of the receipt of the Purchase Price and the sale of the Assets pursuant to the Asset Purchase Agreement, VLI, on the one hand, and First Events, on the other hand, on behalf of themselves and their Affiliates, agents, representatives and assigns, hereby fully and completely release, acquit and forever discharge each other and each of the other's Affiliates, predecessors, successors, employees, agents, partners, representatives, officers, directors, attorneys, shareholders, subsidiaries, parent corporations and assigns from all claims, demands, defenses, controversies, actions, debts or causes of action of whatever nature or character, known or unknown, accrued or unaccrued, arising out of any transaction or event occurring before or contemporaneously with the execution of this Agreement (except for (i) rights and obligations provided for hereunder or under the Asset Purchase Agreement which, by their express terms, are intended to remain in full force and effect after the date hereof, (ii) taxes and duties payable by First Events or any of its Affiliates (including the Companies) to VLI or its Affiliates and (iii) all accounts receivable and payable between First Events or its Affiliates (including the Companies) and VLI or its Affiliates arising out of the ordinary course of business prior to the Closing Date. This Agreement shall constitute a full and final settlement of all contractual relations between the parties (except as contemplated hereby and by the Asset Purchase Agreement). As used herein, the term Affiliate, with respect to any person or entity, shall mean any other person or entity which, directly or indirectly, controls, is controlled by or is under common control with such person or entity.

24.4 First Events shall, in cooperation with VLI, make reasonable endeavors to release each and every Guarantee set out in SCHEDULE 9 and indemnify and hold harmless VLI in full for each and every payment made or to be made by VLI after the Effective Date in respect of any of the Guarantees.


ARTICLE 25 - CHOICE OF GOVERNING LAW AND JURISDICTION

25.1 This Agreement shall be governed by and construed in accordance with Netherlands law.

25.2 The Amsterdam district court is to have exclusive jurisdiction to settle any dispute in connection with this Agreement. This jurisdiction agreement is irrevocable.

Thus agreed on and signed on 26 October 2000.



VARI-LITE INTERNATIONAL, INC.


-----------------------------------
By:    Mr. H.R. Brutsche III



FIRST EVENTS B.V.


-----------------------------------          ----------------------------------
By:    B.V. Odeum                            By:    Histricus B.V.
       L. de Bruijn Holding B.V.                    Movet Beheer B.V.
       Mr. L. de Bruijn                             Mr. W.J. van der Wind



For acceptance of obligations pursuant to sub-Article 7.5 and 7.6:


----------------------------------
VARI-LITE PRODUCTION SERVICES N.V.
By:    Mr. H.R. Brutsche

SCHEDULES TO THIS AGREEMENT

1.     Basic Information with regard to the Companies;

2.     Employees;

3.     Bank debt and lease debt;

4.     Closing arrangements;

5.     Fax Liedekerke of July 26, 2000;

6.     VLI's Warranties;

7.     First Events Warranties;

8.     Agreements between VLI or any of its Affiliates and any of the Companies;

9.     Guarantees.